Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

INTRA-CELLULAR THERAPIES, INC.

It is hereby certified that:

1.    The name of the corporation (hereinafter called the “Corporation”) is Intra-Cellular Therapies, Inc.

2.    The Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 7, 2013 (the “Restated Certificate”).

3.    The first paragraph of Section A of Article FOURTH of the Restated Certificate is deleted in its entirety and amended and restated in its entirety to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 205,000,000 shares, consisting of 200,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).”

4.    The amendment of the Restated Certificate herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

Signed this 21st day of June, 2021.

/s/ Sharon Mates, Ph.D.
Name:	Sharon Mates, Ph.D.
Title:	Chairman, President and Chief Executive Officer